January 4, 2016

Hooper Holmes Reschedules Close Date of Rights Offering

OLATHE, Kan.--(BUSINESS WIRE)-- Hooper Holmes, Inc. (NYSE MKT: HH) announced today that on December 31, 2015, the Company elected to extend the period during which the subscription rights may be exercised so that they will expire if they are not exercised by 4:00 p.m., central time, on January 25, 2016 due to delays in getting the prospectus mailed during the Holiday Season. All references in prior press releases and filings to a different time or date for the subscription period to end are amended to reflect this new date and time. In all other respects, the terms of the rights offering remain in effect as disclosed previously. The prospectus will be mailed to all shareholders of record as of December 24, 2015.

"Given logistical delays during the holiday season, we felt it appropriate to extend the Subscription Period one week to make sure we provide sufficient time for shareholders to act on our Rights Offering," said Henry E. Dubois, president and CEO. "We continue to receive significant interest in this $4.0 million offering and are pleased to report that to date, we already have non-binding indications from some key shareholders that they intend to invest $2.3 million in the offering. We are excited about completing our restructuring initiatives, recapitalizing the company, and focusing on profitable growth as we head into 2016."

About Hooper Holmes

Hooper Holmes mobilizes a national network of health professionals to provide on-site health screenings, laboratory testing, risk assessment and sample collection services to wellness and disease management companies, employers and brokers, government organizations and academic institutions nationwide. Under the Accountable Health Solutions brand, the Company combines smart technology, healthcare and behavior change expertise to offer comprehensive health and wellness programs that improve health, increase efficiencies and reduce healthcare delivery costs.

This press release contains "forward-looking" statements, as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to realize the expected benefits from this acquisition and our strategic alliance with Clinical Reference Laboratory; our ability to successfully implement our business strategy and integrate Accountable Health Solutions' business with ours; our ability to retain and grow our customer base; our ability to recognize operational efficiencies and reduce costs; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenant in our credit facility and the financing for this acquisition; and the rate of growth in the Health and Wellness market. Additional information about these and other factors that could affect the Company's business is set forth in the Company's annual report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on March 31, 2015. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

This press release may constitute a "free writing prospectus" and an "issuer free writing prospectus" as such terms are defined in Rule 405 and Rule 433, respectively, under the Securities Act of 1933, as amended, and relates to the registration statement on Form S-1 filed by the Company on December 17, 2015.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company will arrange to send you the prospectus if you request it from: SM Berger & Company, by email at andrew@smberger.com or by telephone at (216) 464-6400. In addition, you may view the prospectus by clicking on the following hyperlink:

http://investor.hooperholmes.com/secfiling.cfm?filingID=741815-15-54&CIK=741815.

View source version on businesswire.com: http://www.businesswire.com/news/home/20160104005854/en/

Hooper Holmes
Henry E. Dubois, President and CEO, 913-764-1045 or
Investors:
S.M. Berger & Company Andrew Berger, 216-464-6400

Source: Hooper Holmes, Inc. News Provided by Acquire Media